Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXERCISE AND EXCHANGE

WARRANTS TO PURCHASE COMMON STOCK

IOTA COMMUNICATIONS, INC.

December 11, 2018

THE OFFER TO EXERCISE AND EXCHANGE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL

EXPIRE AT 5:00 P.M. (EASTERN STANDARD TIME) ON JANUARY 9, 2019 UNLESS THIS OFFER

PERIOD IS EXTENDED.

Unless otherwise noted, references in this Offer to Exercise and Exchange Warrants to Purchase Common Stock to “Iota,” the “Company,” “we,” “our,” or “us” means Iota Communications, Inc., and eligible holders of outstanding warrants are referred to as “you.”

The Company herby offers, upon the holders of up to 18,281,494 of that certain class of warrants, each to purchase one share of common stock, with an exercise price of $0.3753 per share and each issued in September 2018 in exchange for warrants issued by us between March 2018 and July 2018 to individuals and entities in connection with such individuals and entities purchasing certain wireless spectrum services from us between March 2018 and July 2018 (the “Warrants”), exercising such Warrants for the cash exercise price of $0.3753 per share, to exchange the exercised Warrants for the following: (i) the Company will issue up to 21,937,793 shares of common stock (the holders will receive up to an extra 3,656,299 shares (a 20% bonus) as part of the offer in addition to the up to 18,281,494 shares of common stock to which they are entitled pursuant to the warrant exercise); and (ii) the Company will provide services to the holders such that the holders will receive, within twelve (12) months of the expiration date of this tender offer, at least 1.1373 megahertz pops (“MHz-POPs”) (the amount of megahertz of wireless spectrum covered by an exclusive Federal Communications Commission (“FCC”) radio frequency license (“FCC License Authorization”) multiplied by the population in the Economic Area (as defined by the FCC) covered by such FCC license) in FCC License Authorizations for each Warrant exercised. Each Warrant holder will receive a MHz-POPs credit calculated as if the exercise payment was buying MHz-POPs at $0.33/MHz-POP. This formula also equates to 1.13731 MHz-POPs per warrant share exercised. Each Warrant holder may choose a market from the list attached to the Letter (as defined below) which has MHz-Pops that are less than or equal to 105% of the MHz-POPs credit. If the MHz-POPs desired are more than 105% of the MHz-POPs credit, the additional MHz-POPs may be purchased at $0.33/MHz-POP. The MHz-POPs credit and additional MHz-POPs price may only be applied to the list of markets attached to the Letter.

The offer is being made upon the terms and subject to certain conditions set forth in this Offer to Exercise and Exchange dated December 11, 2018 (the “Offer to Exercise and Exchange”) and in the related Letter to Holders of Warrants (the “Letter”), which, as amended or supplemented from time to time, together constitute the offer (the “Offer”).

The Offer is not conditioned on any minimum number of Warrants being exercised. To participate in the Offer, however, a holder of a Warrant must exercise all of the Warrants they hold.

The purpose of the Offer is to encourage the exercise of the Warrants and provide funding to support the Company’s operations and to streamline and simplify the Company’s capital structure by providing the holders of the Warrants with the opportunity to exercise the Warrants by issuing 20% in bonus shares (making the effective exercise price $0.3128 per share instead of $0.3753 per share) and providing services that will result in the holders receiving at least 1.1373 MHz-POPs in FCC License Authorizations for each warrant exercised. Please see “Purposes of the Offer; Certain Effects of the Offer” below for a description of the purposes of the Offer.

The period during which Warrants may be exercised and exchanged on the terms described above will commence on December 11, 2018 (the date the materials relating to the Offer are first sent to the holders, referred to herein as the “Offer Date”) through January 9, 2019 (the “Offer Period”). The date of January 9, 2019 is referred to herein as the “Expiration Date”.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS.

None of the Company, the Company’s board of directors, or GP Nurmenkari Inc., the placement agent for the Offer, is making any recommendation to you as to whether to exercise or refrain from exercising your Warrants pursuant to the Offer. You must make your own decision as to whether to exercise your Warrants. In doing so, you should read carefully the information in this Offer to Exercise and Exchange and in the related Letter, including the purposes and effects of the Offer. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.” You should discuss whether to exercise your Warrants with your own broker or other financial advisor, if any.

IMPORTANT PROCEDURES

This Offer to Exercise and Exchange together with the Letter, Election to Participate and Exercise Warrant, and Notice of Withdrawal constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer and instructions as to how you can exercise your Warrants. An election to participate in the Offer will result in your exercise of your Warrants. You should read all of the materials carefully before you decide whether to participate in the Offer and exercise your Warrants and receive the number of shares of Company common stock issuable therefor plus an extra twenty percent (20%) of shares of Company common stock.

To participate in the Offer and exercise your Warrants and receive the number of shares of Company common stock issuable therefor plus an extra twenty percent (20%) of shares of Company common stock, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) the original copy of your Warrant for cancellation, and (iii) cash in the amount equal to the exercise price multiplied by the number of shares of common stock you elect to purchase (collectively, the “Acceptance and Exercise Documents”). Each of these items (other than the cash exercise price) must be properly delivered, before the Expiration Date to: Iota Communications, Inc., 540 Union Square, New Hope, PA 18938, Attention: Barclay Knapp, CEO. The cash may be tendered in the form of a check payable to Iota Communications, Inc., or by wire transfer to the bank account set forth in the Election to Participate and Exercise Warrant. If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Standard Time on the Expiration Date (or such later date and time if we extend the Offer to), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and promptly issue and deliver to you the number of shares of Company common stock issuable under the Warrant plus an extra twenty percent (20%) of shares of Company common stock. See “The Offer—Section 3. Procedures for Exercising Warrants.” In addition, promptly following the Expiration Date, we intend to send you a letter detailing how many MHz-POPs in FCC License Authorizations you are entitled to receive within twelve (12) months of the Expiration Date.

If you change your mind and do not want to participate in the Offer, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us if your Acceptance and Exercise Documents have not been accepted by us prior to the Expiration Date. In addition, if we have not accepted your Acceptance and Exercise Documents by February 7, 2019, which is the fortieth business day from the Offer Date, you may change your mind and submit a Notice of Withdrawal to us after February 7, 2019. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Warrant (which will remain unmodified and in full force and effect), and (iii) provide you with a check equal to the amount of cash you paid to exercise the Warrant.

If you have any question or need assistance, you should contact GP Nurmenkari Inc., the placement agent for the Offer (the “Placement Agent”). The Placement Agent may be reached at:

GP Nurmenkari Inc.

22 Elizabeth Street

Norwalk, CT 06854

Phone: (212) 447-5550

Attn: Robert Fitzpatrick, COO

You may request additional copies of this document and any of the Offering Materials from the Company and the Placement Agent. The Company may be reached at:

Iota Communications, Inc.

540 Union Square

New Hope, PA 18938

Phone: (855) 743-6478

Attention: Barclay Knapp, CEO

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF WARRANTS. DISTRIBUTION OF THIS OFFER TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO EXERCISE AND EXCHANGE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE DATE OF THIS OFFER TO EXERCISE AND EXCHANGE IS DECEMBER 11, 2018

i

Special Note with Respect to Forward-Looking Information

This Offer to Exercise and Exchange includes forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this Offer to Exercise and Exchange regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this Offer to Exercise and Exchange, or, in the case of forward-looking statements in documents incorporated by reference, as of the date of the date of the filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except with respect to our obligation to provide amendments for material changes to the Offer to Exercise and Exchange during the duration of the Offer, we do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this Offer to Exercise and Exchange under the caption “Risk Factors,” and elsewhere in this Offer to Exercise and Exchange which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this Offer to Exercise and Exchange.

ii

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Exercise and Exchange and the related Letter to Holders of Warrants (the “Letter”) that constitute the Offer. We have included references to the sections of this Offer to Exercise and Exchange where you will find a more complete description of the topics addressed in this Summary Term Sheet.

Securities Subject of the Offer	Up to 18,281,494 Warrants to purchase the common stock of Iota.

Terms of Exchange

Upon a holder exercising all of their Warrants: (i) the Company will issue shares of common stock representing a twenty percent (20%) bonus in addition to the shares of common stock to which the holder is entitled pursuant to the warrant exercise (making the effective exercise price $0.3128 per share instead of $0.3753 per share); and (ii) the Company will provide services to the holder such that the holder will receive, within twelve (12) months of the Expiration Date, at least 1.1373 MHz-POPs in FCC License Authorizations for each Warrant exercised.

Expiration Date	5:00 p.m., Eastern Standard Time, on January 9, 2019, unless the Offer is otherwise extended or terminated.

Parties Making the Offer	Iota

For further information regarding the Offer, see “The Offer.”

The Offer

Who is offering to exchange the exercised Warrants?

Iota is making an offer to exchange your exercised Warrants for bonus shares of common stock and for services related to acquiring MHz-POPs.

What is the background and purpose of the Offer?

On July 30, 2018, Solbright Group, Inc. entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Iota Networks, LLC, an Arizona limited liability company, and a direct wholly owned subsidiary of Solbright Group (the “Merger Sub”), M2M Spectrum Networks, LLC, an Arizona limited liability company (“M2M”), and Spectrum Networks Group, LLC, an Arizona limited liability company and the majority member of M2M (“Spectrum”). Pursuant to the terms of the Merger Agreement, Merger Sub was to merge with and into M2M (the “Merger”), a dedicated Internet of Things (“IoT”) network access and IoT solutions company, with M2M continuing as the surviving entity and a wholly owned subsidiary of the Company. On September 5, 2018, the Merger Agreement was amended and the Merger closed.

For more information about the Merger, see our Current Report on Form 8-K filed with the SEC on September 7, 2018.

On November 26, 2018, Solbright Group, Inc. filed a Certificate of Amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a change of the Company’s name to Iota Communications, Inc. The name change became effective as of November 26, 2018.

In connection with Solbright Group changing its to Iota Communications, Inc., the Company submitted to FINRA a voluntary request for the change of the Company OTC trading symbol. The change of the Company’s trading symbol from “SBRT” to “IOTC” became effective in the market as of the start of trading on November 28, 2018.

For more information about the name change and symbol change, see our Current Report on Form 8-K filed with the SEC on November 28, 2018.

We believe that the newly formed Iota is performing well, and in the transition, we believe we have discovered even more synergies to capitalize upon for near-term growth. Specifically, we have new and better combined IoT solutions to bring to our newly renamed Commercial Solutions Group, which combines our activities in the Energy & Facilities Management, GeoLocation/GeoMarketing, and Industrial Monitoring & Control segments. We also believe we now have a robust prospect list of near-term potential customers and we would like to build up additional capital resources now to help us accelerate our growth. In addition, it is our intention to apply to list our common stock on a national securities exchange shortly, and we believe that simplifying our capitalization and increasing our stockholders’ equity in the near term will enhance that application.

The purpose of the Offer is thus to encourage the exercise of the Warrants and provide funding to support the Company’s operations, to streamline and simplify the Company’s capital structure, and to improve our listing application. The early exercise of the Warrants could result in proceeds to the Company of more than $6.0 million which we believe will accelerate our growth by prudent expansion of our marketing, sales, and distribution capabilities.

What will happen if I do not exercise my Warrants?

Warrant holders who choose not to exercise their Warrants pursuant to the Offer will retain their Warrants on the same terms and conditions that currently apply. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

How many Warrants are we offering to exchange?

Iota is offering to exchange all of the outstanding Warrants. As of November 30, 2018, there were issued and outstanding 7,339,306 of other classes of warrants with a weighted average duration of 0.84 years, and a weighted average exercise price of $0.87 per share. This Schedule TO does not relate to any of these 7,339,306 warrants. See “The Offer—Section 1. Number of Warrants; Shares of Common Stock to be Issued and Services to be Provided.”

Is there a minimum number of Warrants that I must exercise?

The Offer is not conditioned on any minimum number of Warrants being exercised. To participate in the Offer, however, a holder of a Warrant must exercise all of the Warrants they hold. See “The Offer—Section 1. Number of Warrants; Shares of Common Stock to be Issued and Services to be Provided.”

What will be provided in exchange for the exercise of the Warrants?

The Company will issue shares of common stock representing a twenty percent (20%) bonus in addition to the shares of common stock to which the holder is entitled pursuant to the warrant exercise and the Company will provide services to the holder such that the holder will receive, within twelve (12) months of the Expiration Date, at least 1.1373 MHz-POPs in FCC License Authorizations for each Warrant exercised. See “The Offer—Section 1. Number of Warrants; Shares of Common Stock to be Issued and Services to be Provided.”

How long do I have to exercise my Warrants?

You may exercise your Warrants pursuant to the Offer until the Offer expires. The Offer will expire at 5:00 p.m., Eastern Standard Time, on January 9, 2019, or such later time and date to which we may extend the Offer. See “The Offer—Section 1. Number of Warrants; Shares of Common Stock to be Issued and Services to be Provided” and “The Offer—Section 12. Extension of the Offer; Termination; Amendment.”

Can the Offer be extended, amended or terminated?

We may elect to extend or amend any of the terms of the Offer for any reason. If we extend the Offer or amend any of the terms of the Offer, we will delay the acceptance of any Warrants that have been exercised pursuant to the Offer prior to such extension. If we, in our judgment, materially amend the terms of the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given. We can also terminate the Offer under certain circumstances. See “The Offer—Section 5. Conditions of the Offer” and “The Offer—Section 12. Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer—Section 12. Extension of the Offer; Termination; Amendment.”

How do I exercise my Warrants?

To participate in the Offer and exercise your Warrants and receive the number of shares of Company common stock issuable therefor plus an extra twenty percent (20%) of shares of Company common stock, you must deliver to the Company before the Expiration Date all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant, (ii) the original copy of your Warrant for cancellation, and (iii) cash in the amount equal to the exercise price multiplied by the number of shares of common stock you elect to purchase (collectively, the “Acceptance and Exercise Documents”). Each of these items (other than the cash exercise price) must be properly delivered, before the Expiration Date to: Iota Communications, Inc., 540 Union Square, New Hope, PA 18938, Attention: Barclay Knapp, CEO. The cash may be tendered in the form of a check payable to Iota Communications, Inc., or by wire transfer to the bank account set forth in the Election to Participate and Exercise Warrant. If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Standard Time on the Expiration Date (or such later date and time if we extend the Offer to), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and promptly issue and deliver to you the number of shares of Company common stock issuable under the Warrant plus an extra twenty percent (20%) of shares of Company common stock. See “The Offer—Section 3. Procedures for Exercising Warrants.” In addition, promptly following the Expiration Date, we intend to send you a letter detailing how many MHz-POPs you are entitled to receive within twelve (12) months of the Expiration Date.

You may contact the Placement Agent for assistance.

Until what time can I withdraw previously exercised Warrants?

You may withdraw your exercised Warrants at any time before the Expiration Date. See “The Offer—Section 4. Withdrawal Rights.”

How do I withdraw Warrants previously exercised?

If you change your mind and do not want to participate in the Offer, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us if your Acceptance and Exercise Documents have not been accepted by us prior to the Expiration Date. In addition, if we have not accepted your Acceptance and Exercise Documents by February 7, 2019, which is the fortieth business day from the Offer Date, you may change your mind and submit a Notice of Withdrawal to us after February 7, 2019.

Has Iota or its board of directors adopted a position on the Offer?

Iota, its board of directors, and the Placement Agent and their respective affiliates are not making any recommendation to you as to whether you should exercise your Warrants or refrain from exercising your Warrants pursuant to the Offer. You must make your own decision as to whether to exercise your Warrants. In doing so, you should read carefully the information in this Offer to Exercise and Exchange and the related Letter. You should discuss whether to exercise your Warrants with your own broker or other financial advisor, if any. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

When will Iota issue the shares of common stock and provide the services for the Warrants I exercise?

Promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and promptly issue and deliver to you the number of shares of Company common stock issuable under the Warrant plus an extra twenty percent (20%) of shares of Company common stock. See “The Offer—Section 3. Procedures for Exercising Warrants.” In addition, promptly following the Expiration Date, we intend to send you a letter detailing how many MHz-POPs you are entitled to receive within twelve (12) months of the Expiration Date. See “The Offer—Section 1. Number of Warrants; Shares of Common Stock to be Issued and Services to be Provided.”

What are the U.S. federal income tax consequences if I exercise my Warrants?

We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer. See “The Offer—Section 9. Material U.S. Federal Income Tax Consequences.”

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Placement Agent. Requests for additional copies of the Offer to Exercise and Exchange, the Letter, and the other Offer documents may be directed to the Placement Agent.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Exercise and Exchange before you decide whether to exercise your Warrants in the Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exercise and Exchange, which speak only as of the date of this Offer to Exercise and Exchange. Risk factors related to our business, results of operations and financial condition can be found in our Annual Report on Form 10-K, filed with the SEC on September 18, 2018.

If you choose to participate in the Offer, you will be required to exercise your Warrants for common stock and will be subject to all the risks associated with being a stockholder of the Company.

If you choose to participate in the Offer, you will be required to exercise your Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties of a holder of the Company’s common stock. In addition, you will be giving up the time value attributable to your Warrant by exercising the Warrant prior to the original 5-year expiration date.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Although our board of directors (the “Board”) has approved the Offer, it makes no recommendation as to whether holders of the Warrants should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Warrants for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the Warrants will in the future equal or exceed the exercise price per share of the Warrants. We do not take a position as to whether you ought to participate in the Offer

The shares of common stock issuable upon exercise of the Warrants are “restricted securities”.

The shares of Common Stock issuable upon exercise of the Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. Absent the filing of a registration statement registering the shares issuable upon exercise of the Warrants, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months.

Income tax consequences of participation in the Offer.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of exercising the Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer.

We will have substantial discretion over the use of proceeds we receive from the exercise of the Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Warrants in a manner other than as described in this Offer to Exercise and Exchange.

THE OFFER

Section 1. Number of Warrants; Shares of Common Stock to be Issued and Services to be Provided.

Number of Warrants

M2M, between March 2018 and July 2018, issued warrants to purchase 1,372,252 common equity units of M2M to investors in M2M’s Partners Program and Reservation Program. Pursuant to these programs, individuals and entities paid us to apply for and obtain FCC License Authorizations on their behalf, and then lease those FCC License Authorizations back to M2M for use in its network. M2M’s clients in these programs are paid rent by M2M in an amount equal to their percentage share (calculated as their total leased MHz-POPs divided by the total MHz-POPs being leased by M2M with regard to all clients) of a lease payment pool consisting of ten percent (10%) of M2M’s recurring IoT service revenues. Upon the closing of the Merger on September 5, 2018, and after adjusting for M2M’s interim recapitalizations prior to the Merger, these M2M warrants were automatically exchanged for 18,281,494 shares of the Company’s common stock (referred to herein as the Warrants).

The Offer is not conditioned on any minimum number of Warrants being exercised. To participate in the Offer, however, you must exercise all of the Warrants you hold.

The Offering Materials will be mailed to record holders of the Warrants. The Offer will expire at 5:00 p.m., Eastern Standard Time on the Expiration Date. Only Warrants validly exercised and not properly withdrawn will be exchanged pursuant to the Offer. All Warrants exercised and not exchanged pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date. See “The Offer—Section 12. Extension of the Offer; Termination; Amendment.”

Shares of Common Stock to be Issued and Services to be Provided

Upon the terms and subject to certain conditions of the Offer, we will, upon the holders of up to 18,281,494 Warrants exercising such Warrants for the cash exercise price of $0.3753 per share, exchange the exercised Warrants for the following: (i) the Company will issue up to 21,937,793 shares of common stock (the holders will receive up to an extra 3,656,299 shares (a 20% bonus) as part of the Offer in addition to the up to 18,281,494 shares of common stock to which they are entitled pursuant to the warrant exercise); and (ii) the Company will provide services to the holders such that the holders will receive, within twelve (12) months of the Expiration Date, at least 1.1373 MHz-POPs in FCC License Authorizations for each Warrant exercised. Each Warrant holder will receive a MHz-POPs credit calculated as if the exercise payment was buying MHz-POPs at $0.33/MHz-POP. This formula also equates to 1.13731 MHz-POPs per warrant share exercised. Each Warrant holder may choose a market from the list attached to the Letter which has MHz-Pops that are less than or equal to 105% of the MHz-POPs credit. If the MHz-POPs desired are more than 105% of the MHz-POPs credit, the additional MHz-POPs may be purchased at $0.33/MHz-POP. The MHz-POPs credit and additional MHz-POPs price may only be applied to the list of markets attached to the Letter.

By way of example only, if you have a Warrant for 100,000 shares of common stock, you will pay $37,531 to us to exercise the Warrant and you will receive: (i) 20,000 additional shares of common stock (for a total of 120,000 shares); and (ii) services such that you will receive, within twelve (12) months of the Expiration Date, 113,731 MHz-POPs.

As with the Partners Program and Reservation Program that the Warrant holders participated in between March 2018 and July 2018, each Warrant holder who fully exercises and exchanges their Warrant will receive services from us. These services will include us applying for and obtaining FCC License Authorizations (denominated in MHz-POPs) on their behalf, and then leasing those License Authorizations back to us for use in our network. The Warrant holders will be paid rent by us in an amount equal to their percentage share (calculated as their total leased MHz-POPs divided by the total MHz-POPs being leased by us with regard to all clients) of a lease payment pool consisting of ten percent (10%) of our recurring IoT service revenues.

Section 2. Purposes of the Offer; Certain Effects of the Offer.

Iota, the Board, and the Placement Agent and their respective affiliates are not making any recommendation to you as to whether you should exercise your Warrants or refrain from exercising your Warrants pursuant to the Offer. You must make your own decision as to whether to exercise your Warrants. In doing so, you should read carefully the information in this Offer to Exercise and Exchange and the related Letter. You should discuss whether to exercise your Warrants with your own broker or other financial advisor, if any.

Purposes of the Offer

We believe that the newly formed Iota is performing well, and in the transition, we believe we have discovered even more synergies to capitalize upon for near-term growth. Specifically, we have new and better combined IoT solutions to bring to our newly renamed Commercial Solutions Group, which combines our activities in the Energy & Facilities Management, GeoLocation/GeoMarketing, and Industrial Monitoring & Control segments. We also believe we now have a robust prospect list of near-term potential customers and we would like to build up additional capital resources now to help us accelerate our growth. In addition, it is our intention to apply to list our common stock on a national securities exchange shortly, and we believe that simplifying our capitalization and increasing our stockholders’ equity in the near term will enhance that application.

The purpose of the Offer is thus to encourage the exercise of the Warrants and provide funding to support the Company’s operations, to streamline and simplify the Company’s capital structure, and to improve our listing application. The early exercise of the Warrants could result in proceeds to the Company of more than $6.0 million which we believe will accelerate our growth by prudent expansion of our marketing, sales, and distribution capabilities.

Certain Effects of the Offer

If all of the Warrant holders exercise their Warrants, we will receive gross proceeds of approximately $6.8 million. We expect to pay approximately $775,000 in expenses for net proceeds to us of approximately $6.1 million. See “The Offer—Section 13. Fees and Expenses.” We believe these net proceeds can accelerate our growth by prudent expansion of our marketing, sales, and distribution capabilities.

The expenses of the Offer will be funded by us from our existing working capital.

The Warrants exercised and exchanged pursuant to the Offer will be cancelled.

Warrant holders who choose not to exercise their Warrants pursuant to the Offer will retain their Warrants on the same terms and conditions that currently apply.

Other Plans

Any holder of Warrants who elects to exercise and exchange their Warrants will acquire shares of common stock of the Company as a result of such exercise. As of December 7, 2018, the Company had 196,829,076 shares of common stock outstanding. The Warrants are exercisable for an aggregate of 21,937,793 shares of common stock. Assuming all Warrants are exercised, the Company’s outstanding shares of common stock would increase to 218,766,869 with the shares issued upon exercise of the Warrants representing 10.03% of the then outstanding shares of common stock. Except as disclosed in this paragraph or as otherwise disclosed in this Offer to Exercise and Exchange, including in “The Offer—Section 10. Information Concerning Iota,” we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving our company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present indebtedness or capitalization;

•	any change in our present board of directors or management;

•	any other material change in our business;

•

any class of our equity securities becoming eligible to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of our company, or the disposition of any material amount of securities of our company; or

•	any changes to our certificate of incorporation.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Section 3. Procedures for Exercising Warrants.

To participate in the Offer and exercise your Warrants and receive the number of shares of Company common stock issuable therefor plus an extra twenty percent (20%) of shares of Company common stock, you must deliver to the Company before the Expiration Date the Acceptance and Exercise Documents. Each of these items (other than the cash exercise price) must be properly delivered, before the Expiration Date to: Iota Communications, Inc., 540 Union Square, New Hope, PA 18938, Attention: Barclay Knapp, CEO. The cash may be tendered in the form of a check payable to Iota Communications, Inc., or by wire transfer to the bank account set forth in the Election to Participate and Exercise Warrant. If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Standard Time on the Expiration Date (or such later date and time if we extend the Offer to), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and promptly issue and deliver to you the number of shares of Company common stock issuable under the Warrant plus an extra twenty percent (20%) of shares of Company common stock. In addition, promptly following the Expiration Date, we intend to send you a letter detailing how many MHz-POPs you are entitled to receive within twelve (12) months of the Expiration Date.

Method of Delivery

The method of delivery of all documents, including the Warrant certificates is at the sole election and risk of the exercising holder. Warrants will be deemed delivered only when actually received by the Company. If delivery is by mail, we recommend registered mail or overnight service with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Return of Unaccepted Warrants

If any exercised Warrants are not accepted, such Warrants will be returned promptly after the expiration or termination of the Offer, without expense to the Warrant holder.

Exercising Warrant Holders’ Representations and Warranties; Exercise Constitutes an Agreement

An exercise of Warrants made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the exercising Warrant holder has full power and authority to exercise, sell, assign and transfer the Warrants exercised, and the same will not be subject to any adverse claim or right. Any such exercising Warrant holder will, on request by the Placement Agent or us, execute and deliver any additional documents deemed by the Placement Agent or us to be necessary or desirable to complete the exercise of the Warrants tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the exercising Warrant holder and shall not be affected by, and shall survive, the death or incapacity of such exercising Warrant holder.

An exercise of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the exercising Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) such Warrant holder has received this Offer to Exercise and Exchange; (iv) such Warrant holder is not relying on the Company or the Placement Agent for tax or financial advice with regard to how the Offer will impact the exercising Warrant holder’s specific situation; (v) any foreign exchange obligations triggered by such Warrant holder’s exercise of Warrants or receipt of proceeds are solely his, her or its responsibility; and (vi) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants shall authorize us to withhold all applicable Tax Items potentially payable by an exercising Warrant holder. Our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents pursuant to the Offer for issuance of shares and exchange of services will constitute a binding agreement between the exercising Warrant holder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for issuance of shares and exchange of services of the Warrants exercised will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to reject any or all exercises we determine not to be in proper form or the acceptance for issuance of shares and exchange of services which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all exercised Warrants or waive any defect or irregularity in any exercise with respect to any particular Warrants or any particular Warrant holder whether or not we waive similar defects or irregularities in the case of other Warrant holders. No exercise of Warrants will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any exercise of Warrants. None of the Company, the Placement Agent, or any other person will be obligated to give notification of defects or irregularities in exercises or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter and the instructions thereto, will be final and binding on all parties, subject to a Warrant holder’s right to challenge our determination in a court of competent jurisdiction. By exercising Warrants, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Section 4. Withdrawal Rights.

You may withdraw Warrants that you have previously exercised pursuant to the Offer at any time prior to the Expiration Date. Except as this “Section 4. Withdrawal Rights” otherwise provides, exercises of Warrants are irrevocable.

If you change your mind and do not want to participate in the Offer, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us if your Acceptance and Exercise Documents have not been accepted by us prior to the Expiration Date. In addition, if we have not accepted your Acceptance and Exercise Documents by February 7, 2019, which is the fortieth business day from the Offer Date, you may change your mind and submit a Notice of Withdrawal to us after February 7, 2019. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Participate and Exercise Warrant, (ii) return the original copy of your Warrant (which will remain unmodified and in full force and effect), and (iii) provide you with a check equal to the amount of cash you paid to exercise the Warrant.

Withdrawals of exercises of Warrants may not be rescinded, and any Warrants properly withdrawn will thereafter be deemed not validly exercised for purposes of the Offer. Withdrawn Warrants may be exercised again at any time prior to the Expiration Date by again following one of the procedures described in “The Offer—Section 3. Procedures for Exercising Warrants.”

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer to Exercise and Exchange and any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Offer to Exercise and Exchange (including these instructions) will be final and binding on all parties. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. None of the Company, the Placement Agent, or any other person will be obligated to give notification of defects or irregularities in exercises or incur any liability for failure to give notification.

Section 5. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not accept your payment of the exercise price and your other Acceptance and Exercise Documents pursuant to the Offer for issuance of shares and exchange of services and may terminate or amend the Offer or may postpone the acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents pursuant to the Offer for issuance of shares and exchange of services subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer.

The conditions referred to above are for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

Section 6. Price Range of Common Stock.

No trading market exists for the Warrants.

Our common stock has been traded on the OTCQB marketplace under the symbol “IOTC” since November 28, 2018. From May 24, 2018 through November 27, 2018, our common stock was traded on the OTCQB marketplace under the symbol “SBRT.” Prior to May 24, 2018, our common stock was traded on the OTC Pink marketplace. The following table sets forth the range of high and low bid prices for our common stock for each of the periods indicated as reported by such marketplaces. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On December 10, 2018, the closing price of our common stock as reported on the OTCQB marketplace was $0.55 per share.

Quarterly Period Ended	High	Low
February 28, 2019 (through December 10, 2018)	$0.74	$0.52
November 30, 2018	$1.05	$0.56
August 31, 2018	$1.55	$0.28
May 31, 2018	$0.65	$0.28
February 28, 2018	$0.83	$0.46
November 30, 2017	$1.62	$0.50
August 31, 2017	$0.90	$0.50
May 31, 2017	$1.74	$0.65
February 28, 2017	$1.40	$0.95

Section 7. Source and Amount of Funds or Other Consideration.

Because this transaction is solely an offer to holders to exercise their outstanding Warrants, there are no funds being paid to participants. The Company will use its existing working capital to pay for the services related to obtaining MHz-POPs for the Warrant holders who participate. The Company will use its existing working capital to pay for the fees and expenses associated with this Offer, including the fees to be paid to GP Nurmenkari Inc., the Placement Agent. There are no material conditions to the financing discussed in this paragraph.

Section 8. Interests of Directors and Executive Officers.

Our directors and executive officers are as set forth in “The Offer—Section 10. Information Concerning Iota.” Our directors and executive officers do not own any of the Warrants.

Recent Transactions in the Warrants

There have not been any transactions in the Warrants in the past 60 days.

Section 9. Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences that we believe will be applicable to Warrant holders who participate in the Offer to Exercise and Exchange. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of federal income taxation that may be relevant to you in light of your particular circumstances, or to those Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”).

This discussion assumes that Warrant holders hold the Warrants as capital assets. In addition, the following discussion does not address the tax consequences of the participation in the Offer to Exercise and Exchange under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Exercise and Exchange and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

Tax treatment of Warrant holders participating in the Offer to Exercise and Exchange.

Although not free from doubt, the Company intends to take the position that (i) a Warrant holder’s tax basis in the shares of our common stock received upon exercise of the Warrants would be equal to the U.S. holder’s tax basis in the Warrants plus the amount of any cash paid to exercise the Warrants, and (ii) the holding period of the common stock would begin on the day after the exercise of the Warrants.

Because of the lack of authority dealing with transactions similar to the Offer, the U.S. federal income tax consequences of the Offer are unclear, and alternative characterizations are possible that could require you to recognize gain or loss or may impact your holding period. The Internal Revenue Service has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer or of a holder’s participation in the Offer. Therefore, we urge you to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock Received upon Exercise of Warrants

After you exercise the Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced 20% or 15% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO HOLDERS OF OUR WARRANTS. EACH HOLDER OF WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Section 10. Information Concerning Iota

Directors and Executive Officers

Set forth below are the present directors and executive officers of the Company.

Name	Age	Position	Since
Barclay Knapp	61	Chairman, Chief Executive Officer and Director	2018
Terrence DeFranco	52	President, Chief Financial Officer, and Director	2013

 Our directors are elected for a term of one year and serve such director's successor is duly elected and qualified. Each executive officer serves at the pleasure of the Board.

Barclay Knapp – Chief Executive Officer

Barclay Knapp has been a successful telecommunications industry executive for over 35 years and in 1998 was named “Telecommunications Executive of the Year” by The Financial Times. Mr. Knapp co-founded M2M Spectrum Networks and has been its CEO since September 2013. Mr. Knapp also recently served as the Chairman and Chief Executive Officer of ProCapital Group, LLC (and its predecessors), a management advisory group, from April 2004 through May 2015, and as a board member and interim Chief Executive Officer of Preferred Communications Systems, Inc. from January 2013 to January 2015. In April 1993, Mr. Knapp co-founded and was first President & COO, then CEO of NTL, Inc. (now Virgin Media Inc.). Prior to that, from June 1983 through April 1993, Mr. Knapp was a co-founder and CFO, then President and COO, of startup Cellular Communications, Inc. (CCI/Cellular One), which became the first cellular company in the U.S. to go public in 1986. Mr. Knapp earned a BA in Mathematics from The Johns Hopkins University in 1979, and an MBA from Harvard Business School in 1983. Mr. Knapp is currently a Fellow in Economics at The Johns Hopkins University, an appointment he has held since 2004.

There are no arrangements or understandings between Mr. Knapp and any other person pursuant to which he was appointed as an officer and director of the Company. In addition, there are no family relationships between Mr. Knapp and any of the Company’s other officers or directors. Further, except as otherwise disclosed in this Report, there are no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which the Company is a participant, the amount involved exceeds $120,000, and in which Mr. Knapp had, or will have, a direct or indirect material interest.

Mr. Knapp was appointed to the Board because of his wealth of experience and demonstrated successes in developing, nurturing, and leading pioneering, high-growth telecommunications enterprises over the last 35 years.

Terrence DeFranco –President and Chief Financial Officer

Upon the consummation of the Merger on September 5, 2018, Mr. DeFranco was appointed President and Chief Financial Officer, Secretary and Treasurer. Mr. DeFranco served as President and Chief Executive Officer from January 2, 2013 until the consummation of the Merger and has served as a director since 2013. Since 2013, Mr. DeFranco has been the managing member of Gary Lee Company, LLC, a corporate consulting firm focused on providing strategic advisory services to boards of directors of public companies. Previously, from 2004 to 2012, Mr. DeFranco was chief executive officer and founder of Edentify, Inc., an identity management software company.  Prior thereto, Mr. DeFranco was chairman and chief executive officer of Titan International Partners, a merchant banking and research firm focused on providing corporate and strategic advisory services and equity and debt financing to small-cap and middle market companies. Mr. DeFranco’s background is primarily in the area of corporate finance, previously serving as head of investment banking for Baird, Patrick & Co., Inc., a 50-year old NYSE-member firm and head of investment banking and founding partner of Burlington Securities Corp., a New York based investment banking and institutional equity trading firm. Mr. DeFranco began his career on Wall Street in 1991 with UBS. Mr. DeFranco has been an active principal investor, senior manager and advisor to many early-stage companies and has extensive experience in dealing with issues related to the management and operations of small public companies. Mr. DeFranco is a graduate of the University of North Carolina at Chapel Hill with a BA in Economics. Mr. DeFranco’s significant experience relating to operational management and the public markets and his years of involvement with our company, makes him suitable to serve as a director of our company.

The address of each director and executive officer is c/o Iota Communications, Inc., 540 Union Square, New Hope, PA 18938.

During the last five years, none of our directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each executive officer and director is a citizen of the United States.

Section 11. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents pursuant to the Offer for issuance of shares and exchange of services or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents pursuant to the Offer for issuance of shares and exchange of services. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents pursuant to the Offer for issuance of shares and exchange of services pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Section 12. Extension of the Offer; Termination; Amendment.

Extension of the Offer

We expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “The Offer—Section 5. Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents pursuant to the Offer for issuance of shares and exchange of services. We will effect any such extension by giving written notice thereof to the holders of the Warrants and making a public announcement of the extension.

Termination

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject any Warrants not theretofore accepted or, subject to applicable law, to postpone issuance of shares and exchange of services upon the occurrence of any of the conditions specified in “The Offer—Section 5. Conditions of the Offer” by giving oral or written notice thereof to the holders of the Warrants and making a public announcement of the termination or postponement. Our reservation of the right to delay issuance of shares and exchange of services for Warrants which we have accepted is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Amendment

Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The Offer—Section 5. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend any of the terms of the Offer prior to the Expiration Date for any reason. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be announced no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Warrant holders in a manner reasonably designed to inform Warrant holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(l) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the consideration to be paid for Warrants, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Warrant holders in the manner specified in this “Section 12. Extension of the Offer; Termination; Amendment”, the Offer will be extended until the expiration of such period for ten business days.

Section 13. Fees and Expenses.

We have retained GP Nurmenkari Inc. to act as Placement Agent in connection with the Offer. The Placement Agent, in accordance with the terms of the Placement Agency Agreement, shall use reasonable commercial efforts to contact holders of the Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Exercise and Exchange. GP Nurmenkari Inc. will receive (a) a cash fee equal to ten percent (10%) of the cash exercise prices paid by holders of the Warrants who participate in the Offer to Exercise and Exchange and (b) shares, in the form of five year warrants with an exercise price of $0.01, of the Company’s common stock equal to ten percent (10%) of the amount of shares Warrant holders exercise (not including the twenty percent (20%) bonus shares). In addition, the Company has agreed to reimburse GP Nurmenkari Inc. for up to $50,000 in reasonable attorney’s fees and reasonable out-of-pocket expenses. The Company has agreed to indemnify GP Nurmenkari Inc. against certain liabilities in connection with the Offer to Exercise and Exchange, including certain liabilities under the federal securities laws. GP Nurmenkari Inc. or its affiliates or employees hold Warrants and may participate in the Offer to Exercise and Exchange on the same terms and conditions as the other holders of the Warrants.

Section 14. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Warrants, we will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with any such statute, the Offer will not be made to holders of Warrants in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by us.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter to Holders of Warrants, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Company or the Placement Agent for the purpose of the Offer.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Iota’s SEC filings over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this Offer to Exercise and Exchange or if you have questions about the Offer, you should contact us by telephone or in writing:

Iota Communications, Inc.

540 Union Square

New Hope, PA 18938

Phone: (855) 743-6478

Questions or requests for assistance may be addressed to the Placement Agent at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Exercise and Exchange, the Letter to Holders of Warrants and the other Offer documents may be directed to the Placement Agent at its address and telephone number set forth below. Warrant holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Placement Agent for the Offer is:

GP Nurmenkari Inc.

22 Elizabeth Street

Norwalk, CT 06854

Phone: (212) 447-5550

Attn: Robert Fitzpatrick, COO

We have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Placement Agent for the Offer.